Exhibit 99.1

Actuant Reports First Quarter Results; Updates Fiscal 2016 Guidance

MILWAUKEE--(BUSINESS WIRE)--December 17, 2015--Actuant Corporation (NYSE: ATU) today announced results for its first quarter ended November 30, 2015.

Highlights

  First quarter core sales were flat on a year-over-year basis (total sales excluding the impact of acquisitions, divestitures and foreign currency exchange rates) with strong Energy segment sales offsetting lower volume in the other segments. Consolidated sales were 7% below the comparable prior year quarter with the entire decline due to the stronger US dollar.
  Diluted earnings per share from continuing operations (“EPS”) was $0.31 excluding restructuring charges, compared to guidance of $0.20-0.25 and $0.38 in the comparable prior year period (see attached reconciliation of earnings).
  Restructuring activities are proceeding as planned with $4.4 million of charges incurred in the first quarter related to facility exits and staffing reductions.
  Deployed approximately $5 million on the repurchase of 0.2 million shares of common stock during the quarter.
  Updated full year sales and EPS guidance, now expected to be in the range of $1.165-1.200 billion and $1.25-1.40 per share, respectively (excluding previously announced $25 million restructuring program charges).

Robert C. Arzbaecher, Chairman, President and CEO of Actuant, commented, “Our first quarter results exceeded expectations due to strong performance from the Energy segment despite the weak oil & gas environment. Sales, excluding currency headwinds, were up nominally on a year-over-year basis which was much better than projected. We saw robust activity in the maintenance-driven Hydratight business, including a large Middle East service job, which offset continued sluggish activity levels in non-energy markets such as agriculture, off-highway, and general industrial. Unfavorable segment mix and significant energy service revenue led to modestly lower incremental margins. We were pleased with first quarter cash flow which reflected improved year-over-year working capital management and lower tax payments. We have an increased confidence in full year guidance even though end-market headwinds remain and the US dollar continues to strengthen. In summary, a great way to begin the year, and I am proud and thankful for the efforts and execution of our employees that delivered these results.”

Consolidated Results

Consolidated sales for the first quarter were $305 million, 7% lower than the $328 million in the comparable prior year quarter. Core sales were flat while foreign currency exchange rate changes reduced sales 7%. Fiscal 2016 first quarter net earnings and EPS were $15.4 million, or $0.26 per share, compared to $24.7 million and $0.38, respectively, in the comparable prior year quarter. Fiscal 2016 first quarter earnings included restructuring charges of $4.4 million ($3.2 million or $0.05 per share, after tax). Excluding these charges, EPS for the first quarter of fiscal 2016 was $0.31 (see attached reconciliation of earnings).

Segment Results

Industrial Segment
(US $ in millions)
	Three Months Ended
	November 30,
	2015	2014
Sales	$88.9	$102.4
Operating Profit	$20.6	$26.7
Adjusted Operating Profit (1)	$21.3	$26.7
Adjusted Operating Profit %(1)	23.9%	26.1%

(1) Excludes first quarter 2016 restructuring charges of $0.7 million

First quarter fiscal 2016 Industrial segment sales were $89 million, 13% lower than the prior year. Unfavorable currency translation was a 4% headwind while core sales declined 9%. Lower industrial tool demand globally, most notably in North America and Asia, reflects the increased sluggishness in industrial end markets, weak mining and energy activity levels, as well as tight customer cost and inventory management. Integrated solutions also experienced a year-over-year decline in sales as customer spending on large projects continues to be cautious due to economic uncertainty. First quarter adjusted operating profit margin of 23.9% was in line with expectations given the volume decline and unfavorable sales mix.

Energy Segment
(US $ in millions)
	Three Months Ended
	November 30,
	2015	2014
Sales	$113.8	$111.5
Operating Profit	$10.1	$12.4
Adjusted Operating Profit (2)	$12.1	$12.4
Adjusted Operating Profit %(2)	10.7%	11.2%

(2) Excludes first quarter 2016 restructuring charges of $2.0 million

Fiscal 2016 first quarter Energy segment sales increased 2% year-over-year to $114 million. Excluding the 11% unfavorable impact of the stronger US dollar, core sales increased 13% compared to the prior year. Hydratight’s sales increased significantly, both sequentially and year-over-year, due to higher maintenance activity, including a sizable Middle East refinery turnaround, along with solid demand for North American service work. Cortland’s sales also increased due to higher demand in the energy, marine, defense and medical markets. Viking revenues declined substantially, as anticipated, with the wind-down of large projects in Australia, and continued weak offshore drilling levels. First quarter Energy segment adjusted operating profit margin improved sequentially, but was modestly below prior year levels due primarily to unfavorable sales mix resulting from significant service revenue growth coupled with lower Viking rental revenue.

Engineered Solutions Segment
(US $ in millions)
	Three Months Ended
	November 30,
	2015	2014
Sales	$102.4	$113.8
Operating Profit	$3.5	$6.3
Adjusted Operating Profit (3)	$4.9	$6.3
Adjusted Operating Profit %(3)	4.8%	5.5%

(3) Excludes first quarter 2016 restructuring charges of $1.4 million

First quarter fiscal 2016 Engineered Solutions segment sales were $102 million, 10% below the prior year. Excluding the 7% decline from the stronger US dollar, core sales were down 3% year-over-year, but improved sequentially from the fiscal 2015 fourth quarter. Fiscal 2016 sales reflect growth in both the European truck and automotive convertible top markets. However, agriculture and off-highway equipment sales continue to be impacted by low end-user demand as well as OEM destocking efforts. First quarter adjusted operating profit margin improved sequentially from the fourth quarter, but declined year-over-year due to lower sales and significantly reduced absorption on the lower production volumes.

Corporate and Income Taxes

Corporate expenses (excluding restructuring costs) for the first quarter of fiscal 2016 were $8.6 million, or $1.4 million higher than the comparable prior year period due primarily to higher variable compensation, consulting and recruiting expenses. Excluding the tax benefit on restructuring charges, the effective income tax rate of approximately 15% for the first quarter of fiscal 2016 was in line with expectations, but lower than the prior year due to the benefit of certain tax reduction initiatives.

Financial Position

Net debt at November 30, 2015 was $416 million (total debt of $588 million less $172 million of cash), approximately $3 million lower than fiscal year end. During the quarter, approximately $5 million of cash was used to repurchase shares of common stock and $2 million for the annual dividend. Strong cash flow and the $6 million unfavorable impact of foreign currency exchange rate movements on cash also impacted the Company’s net debt position. At November 30, 2015, the Company had net debt to EBITDA leverage of 2.3x for bank reporting purposes.

Outlook

Arzbaecher continued, "We are very pleased with the strong start to the year, including cash flow and restructuring progress, and as such, have raised the low end of our guidance ranges. However, given continued challenges in most of our end markets, as well as the strong US dollar, we do not expect to see meaningful recovery in demand this fiscal year. We currently expect sales to be in the range of $1.165-1.200 billion and EPS of $1.25-1.40 per share. Our EPS guidance excludes charges associated with the previously announced $25 million restructuring program. Finally, we continue to expect to generate free cash flow of approximately $110-120 million in fiscal 2016.

We expect second quarter sales to be in the $270-280 million range, with EPS of $0.17-0.22 (excluding restructuring charges). The second quarter outlook incorporates the normal seasonal slowdown experienced across nearly all of our businesses.

Consistent with past practice, all guidance excludes the impact of potential future acquisitions and share repurchases. Our focused tuck-in acquisition pipeline is strong, and our free cash flow and debt capacity allows us to deploy capital for both acquisitions and share repurchases for the foreseeable future."

Conference Call Information

An investor conference call is scheduled for 10am CT today, December 17, 2015. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2015	2015

ASSETS
Current assets
Cash and cash equivalents	$171,945	$168,846
Accounts receivable, net	196,945	193,081
Inventories, net	143,728	142,752
Deferred income taxes	-	12,922
Other current assets	50,196	42,788
Total current assets	562,814	560,389

Property, plant and equipment, net	138,563	142,458
Goodwill	601,381	608,256
Other intangible assets, net	299,392	308,762
Other long-term assets	21,385	17,052

Total assets	$1,623,535	$1,636,917

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$124,383	$118,115
Accrued compensation and benefits	42,132	43,707
Current maturities of debt and short-term borrowings	7,491	3,969
Income taxes payable	11,556	14,805
Other current liabilities	56,943	54,460
Total current liabilities	242,505	235,056

Long-term debt	580,559	584,309
Deferred income taxes	63,994	72,941
Pension and postretirement benefit accruals	16,438	17,828
Other long-term liabilities	55,587	53,782
Total liabilities	959,083	963,916

Shareholders' equity
Capital stock	15,803	15,787
Additional paid-in capital	105,911	104,308
Treasury stock	(605,312)	(600,630)
Retained earnings	1,382,624	1,367,176
Accumulated other comprehensive loss	(234,574)	(213,640)
Stock held in trust	(2,615)	(4,292)
Deferred compensation liability	2,615	4,292
Total shareholders' equity	664,452	673,001

Total liabilities and shareholders' equity	$1,623,535	$1,636,917

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2015	2014

Net sales	$305,011	$327,765
Cost of products sold	196,449	200,789
Gross profit	108,562	126,976

Selling, administrative and engineering expenses	72,911	82,472
Amortization of intangible assets	5,900	6,286
Restructuring charges	4,380	-
Operating profit	25,371	38,218

Financing costs, net	7,117	6,191
Other expense (income), net	619	(439)
Earnings before income tax expense	17,635	32,466

Income tax expense	2,187	7,792
Net earnings	$15,448	$24,674

Earnings per share
Basic	$0.26	$0.38
Diluted	0.26	0.38

Weighted average common shares outstanding
Basic	59,187	64,357
Diluted	59,713	65,599

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2015	2014

Operating Activities
Net earnings	$15,448	$24,674
Adjustments to reconcile net earnings to net cash provided by (used in)
operating activities:
Depreciation and amortization	12,472	13,708
Stock-based compensation expense	2,961	3,546
Provision (benefit) for deferred income taxes	156	(1,352)
Amortization of debt issuance costs	413	423
Other non-cash adjustments	(930)	146
Changes in components of working capital and other:
Accounts receivable	(7,397)	(3,629)
Inventories	(2,851)	(6,500)
Prepaid expenses and other assets	(9,211)	(10,698)
Trade accounts payable	7,735	(7,398)
Income taxes payable/refundable	(4,294)	(28,007)
Accrued compensation and benefits	(572)	(9,963)
Other accrued liabilities	6,439	5,876
Cash provided by (used in) operating activities	20,369	(19,174)

Investing Activities
Proceeds from sale of property, plant and equipment	1,437	225
Capital expenditures	(5,529)	(7,986)
Business acquisitions, net of cash acquired	(530)	-
Cash used in investing activities	(4,622)	(7,761)

Financing Activities
Net borrowings on revolving credit facility	-	124,994
Repayments on other debt	(218)	-
Principal repayments on term loan	-	(1,125)
Purchase of treasury shares	(4,682)	(104,415)
Stock option exercises, related tax benefits and other	1,090	2,287
Cash dividend	(2,376)	(2,598)
Cash provided by (used in) financing activities	(6,186)	19,143

Effect of exchange rate changes on cash	(6,462)	(13,945)
Net increase (decrease) in cash and cash equivalents	3,099	(21,737)
Cash and cash equivalents - beginning of period	168,846	109,012
Cash and cash equivalents - end of period	$171,945	$87,275

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2015					FISCAL 2016
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$102,413	$96,488	$103,546	$100,016	$402,463	$88,870				$88,870
ENERGY SEGMENT	111,522	100,211	99,296	100,846	411,875	113,763				113,763
ENGINEERED SOLUTIONS SEGMENT	113,830	104,306	117,258	99,522	434,916	102,378				102,378
TOTAL	$327,765	$301,005	$320,100	$300,384	$1,249,254	$305,011				$305,011

% SALES GROWTH
INDUSTRIAL SEGMENT	4%	3%	-6%	-11%	-3%	-13%				-13%
ENERGY SEGMENT	3%	-5%	-21%	-18%	-11%	2%				2%
ENGINEERED SOLUTIONS SEGMENT	-14%	-19%	-18%	-17%	-17%	-10%				-10%
TOTAL	-3%	-8%	-15%	-15%	-11%	-7%				-7%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$26,705	$23,517	$29,165	$26,267	$105,654	$21,263				$21,263
ENERGY SEGMENT	12,442	8,680	12,774	9,106	43,002	12,124				12,124
ENGINEERED SOLUTIONS SEGMENT	6,278	2,010	8,313	3,188	19,789	4,937				4,937
CORPORATE / GENERAL	(7,207)	(6,301)	(7,250)	(9,780)	(30,538)	(8,573)				(8,573)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$38,218	$27,906	$43,002	$28,781	$137,907	$29,751				$29,751
IMPAIRMENT CHARGE	-	(84,353)	-	-	(84,353)	-				-
RESTRUCTURING CHARGES	-	-	-	-	-	(4,380)				(4,380)
TOTAL	$38,218	$(56,447)	$43,002	$28,781	$53,554	$25,371				$25,371

OPERATING PROFIT %
INDUSTRIAL SEGMENT	26.1%	24.4%	28.2%	26.3%	26.3%	23.9%				23.9%
ENERGY SEGMENT	11.2%	8.7%	12.9%	9.0%	10.4%	10.7%				10.7%
ENGINEERED SOLUTIONS SEGMENT	5.5%	1.9%	7.1%	3.2%	4.6%	4.8%				4.8%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	11.7%	9.3%	13.4%	9.6%	11.0%	9.8%				9.8%

EBITDA
INDUSTRIAL SEGMENT	$28,715	$25,534	$31,194	$27,968	$113,411	$22,959				$22,959
ENERGY SEGMENT	20,011	15,732	19,278	15,348	70,369	18,348				18,348
ENGINEERED SOLUTIONS SEGMENT	11,514	5,603	12,294	6,635	36,046	8,498				8,498
CORPORATE / GENERAL	(7,875)	(5,111)	(7,037)	(8,770)	(28,793)	(8,201)				(8,201)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$52,365	$41,758	$55,729	$41,181	$191,033	$41,604				$41,604
IMPAIRMENT CHARGE	-	(84,353)	-	-	(84,353)	-				-
RESTRUCTURING CHARGES	-	-	-	-	-	(4,380)				(4,380)
TOTAL	$52,365	$(42,595)	$55,729	$41,181	$106,680	$37,224				$37,224

EBITDA %
INDUSTRIAL SEGMENT	28.0%	26.5%	30.1%	28.0%	28.2%	25.8%				25.8%
ENERGY SEGMENT	17.9%	15.7%	19.4%	15.2%	17.1%	16.1%				16.1%
ENGINEERED SOLUTIONS SEGMENT	10.1%	5.4%	10.5%	6.7%	8.3%	8.3%				8.3%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	16.0%	13.9%	17.4%	13.7%	15.3%	13.6%				13.6%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2015					FISCAL 2016
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$24,674	$(64,838)	$37,958	$22,078	$19,872	$15,448				$15,448
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	82,636	-	-	82,636	-				-
RESTRUCTURING CHARGES, NET OF INCOME TAX	-	-	-	-	-	3,198				3,198
TOTAL	$24,674	$17,798	$37,958	$22,078	$102,508	$18,646				$18,646

DILUTED EARNINGS PER SHARE, BEFORE
SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$0.38	$(1.05)	$0.63	$0.37	$0.32	$0.26				$0.26
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	1.33	-	-	1.33	-				-
RESTRUCTURING CHARGES, NET OF INCOME TAX	-	-	-	-	-	0.05				0.05
TOTAL	$0.38	$0.28	$0.63	$0.37	$1.65	$0.31				$0.31

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$24,674	$(64,838)	$37,958	$22,078	$19,872	$15,448				$15,448
FINANCING COSTS, NET	6,191	7,030	7,462	7,374	28,057	7,117				7,117
INCOME TAX EXPENSE (BENEFIT)	7,792	1,980	(2,987)	(1,266)	5,519	2,187				2,187
DEPRECIATION & AMORTIZATION	13,708	13,233	13,296	12,995	53,232	12,472				12,472
EBITDA (NON-GAAP MEASURE)	$52,365	$(42,595)	$55,729	$41,181	$106,680	$37,224				$37,224
IMPAIRMENT CHARGE	-	84,353	-	-	84,353	-				-
RESTRUCTURING CHARGES	-	-	-	-	-	4,380				4,380
EBITDA - EXCLUDING IMPAIRMENT AND RESTRUCTURING CHARGES (NON-GAAP MEASURE)	$52,365	$41,758	$55,729	$41,181	$191,033	$41,604				$41,604
FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings and diluted earnings per share, excluding special items (impairment and restructuring charges), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings before financing costs, net, income tax expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings (loss) or operating profit (loss) as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer, 262-293-1562
Communications & Investor Relations Leader